Exhibit (i)

TRANSAMERICA® Asset Management	P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

April 30, 2014

Transamerica Series Trust

570 Carillon Parkway

St. Petersburg, Florida 33716

Re:	Transamerica Series Trust (the “Trust”)

Offering of Shares of Beneficial Interest

Post-Effective Amendment No. 117

File Nos.: 033-00507 and 811-04419

Gentlemen:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for the Trust and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Trust.

I have examined the Trust’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Trust.

Very truly yours,

/s/ Dennis P. Gallagher
Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary